Exhibit 10.7

CLEARWATER PAPER CORPORATION

PERFORMANCE SHARE AGREEMENT

2008 STOCK INCENTIVE PLAN

THIS PERFORMANCE SHARE AGREEMENT (this “Agreement”) is made and entered into on the Grant Date specified in the attached Addendum to this Agreement by and between CLEARWATER PAPER CORPORATION, a Delaware corporation (the “Corporation”), and the Employee named in the Addendum (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Corporation maintains the Clearwater Paper Corporation 2008 Stock Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Employee has been selected to receive a contingent grant of Performance Shares under Section 11 of the Plan;

NOW, THEREFORE, for valuable consideration, the parties agree as follows:

1. Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall have the meanings set forth in this Section 1. Capitalized terms not defined in this Agreement shall have the same definitions as in the Plan.

(a) “Addendum” means the attached Addendum.

(b) “Disability” means the condition of the Employee who is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of at least 12 months.

(c) “Grant Date” means the effective date of the Award of the Performance Shares to the Employee, as specified in the Addendum.

(d) “Retirement Plan” means the Clearwater Paper Salaried Retirement Plan.

2. Award. Subject to the terms of this Agreement and the Addendum, the Employee is hereby awarded a target contingent grant of Performance Shares in the number set forth in the attached Addendum (the “Award”). The number of Shares actually payable to the Employee is contingent on the performance achieved as specified in the Addendum and in this Agreement. This Award has been granted pursuant to the Plan and is subject to all the terms and provisions thereof, a copy of which is attached and the terms and conditions of which are incorporated by reference into this Agreement.

3. Performance Measure. The Performance Measure is a comparison of the percentile ranking of the Corporation’s total stockholder return (stock price appreciation plus dividends as calculated pursuant to Section 5 below, as the same may be adjusted pursuant to Section 12 below) as compared to the total stockholder return performance of a selected peer group of companies as specified in the Performance Schedule contained in the Addendum.

4. Performance Period. Subject to Section 12 below (which provides for a shortened Performance Period in the event of a Change of Control), the Performance Period is the period specified in the Addendum and represents the period during which the total stockholder return for the Corporation and the selected peer group of companies is measured.

5. Calculation of Total Stockholder Return. Subject to the adjustment to the forty trading day measurement period as set forth in Section 12 below, total stockholder return for a Share and for the stock of a member of the peer group shall be expressed as a percentage and calculated by:

(i)	subtracting (a) the beginning average stock price for one share of stock (determined by calculating the average closing stock price during the forty trading days preceding the beginning of the Performance Period) from (b) the ending average stock price for such share of stock (determined by calculating the average closing stock price during the final forty trading days of the Performance Period, after taking into account the effect of any of the events described in Section 12 of the Plan occurring with respect to the Corporation or any member of the peer group); and

(ii)	adding to the difference determined under subparagraph (i) above all cash dividends actually paid on such share of stock during the Performance Period (and assuming any such cash dividends are reinvested to purchase common stock of the dividend paying company at the closing price on the date that such dividends are payable and including the value of such additional shares of common stock); and

(iii)	dividing the sum determined by subparagraphs (i) and (ii) above by the beginning average stock price determined pursuant to clause (a) of subparagraph (i) above.

6. Dividend Equivalents. During the Performance Period, dividend equivalents shall be converted into additional Performance Shares based on the closing price of the Corporation’s Common Stock on the New York Stock Exchange on the dividend payment date. Such additional Performance Shares shall vest or be forfeited in the same manner as the underlying Performance Shares to which they relate.

7. Settlement of Awards. Pursuant to Section 5 above, the Corporation shall deliver to the Employee one Share for each earned Performance Share (and, as applicable, for the accrued dividend equivalents) as determined in accordance with the provisions set forth in the Addendum and this Agreement. Any earned Performance Shares payable to the Employee (including Shares payable pursuant to Section 6 above) shall be paid solely in Shares. Any fractional Share will be rounded to the closest whole Share.

8. Time of Payment. Except as otherwise provided in this Agreement, the Shares issuable for the earned Performance Shares (and any accrued dividend equivalents) shall be delivered to the Employee (or, in the case of the Employee’s death before delivery, to the Employee’s beneficiary or representative) as soon as practicable after the end of the Performance Period as set forth in the Addendum, but in no event later than March 15 of the calendar year following the year in which the Performance Period ends.

9. Committee Discretion to Reduce Award. Notwithstanding any provision in this Agreement to the contrary, the Committee retains the right, at its sole and absolute discretion, to reduce or eliminate any Award that may become payable hereunder if the Committee determines that any one or more of the following conditions have occurred:

(a)	The stockholder return to the Corporation’s stockholders has been insufficient;

(b)	The stockholder return to the Corporation’s stockholders has been negative;

(c)	The financial performance of the Corporation has been inadequate; or

(d)	The operational performance of the Corporation has been inadequate.

In addition, the Committee may reduce or eliminate the Award granted hereby based on the Employee’s individual performance.

10. Retirement, Disability, or Death During the Performance Period.

(a) If the Employee’s Service terminates during the first year of the Performance Period because of the Employee’s early or normal retirement and commencement of benefit payments under the Retirement Plan, his or her Disability or his or her death, then the Employee (or, in the case of the Employee’s death, the Employee’s beneficiary or representative) shall be entitled to receive, upon settlement of his or her Award after the end of the Performance Period in accordance with Section 8 (subject to the other terms of this Agreement, including Section 9), a prorated number of Shares determined at the end of the Performance Period in accordance with the following equation: X = A * (Y/12); where

X is the prorated number of Shares to be delivered upon settlement of the Award after the end of the Performance Period;

A is the number of Shares that would have been delivered upon settlement of the Award at the end of the Performance Period had the Employee’s Service not terminated during the first year of the Performance Period; and

Y is the number of full calendar months the Employee is employed during the first year of the Performance Period.

(b) If the Employee’s Service terminates after the first year of the Performance Period because of the Employee’s early or normal retirement and commencement of benefit payments under the Retirement Plan, his or her Disability or his or her death, then the Employee (or, in the case of the Employee’s death, the Employee’s beneficiary or representative)

shall be entitled to receive, upon settlement of his or her Award after the end of the Performance Period in accordance with Section 8 (subject to the other terms of this Agreement, including Section 9), the number of Shares that would have been delivered upon settlement of the Award after the end of the Performance Period had the Employee’s Service not terminated.

11. Termination of Service During the Performance Period. If the Employee’s Service terminates during the Performance Period for any reason other than as described in Section 10, the entire Award granted under this Agreement shall be automatically terminated as of the date of such termination of Service.

12. Change of Control.

(a) Upon a Change of Control that occurs during the first year of the Performance Period, the Award will be deemed payable (and shall be settled immediately prior to such Change of Control), with the number of Shares payable determined according to the following equation: X = A * (Y/12); where

X is the number of shares payable upon the Change of Control;

A is the number of shares that would be issuable assuming for these purposes that the Performance Period ends as of the date of the Change of Control (in connection with such calculation, the words “determined by calculating the average closing stock price during the final forty trading days of the Performance Period” in Section 5(a)(i) above shall be replaced the following words “determined by calculating the average closing stock price during the forty trading days ending on the third business day prior to the date of the Change of Control”); and

Y is the number of full months that have elapsed in the first year of the Performance Period prior to the date of the Change of Control.

(b) Upon a Change of Control that occurs after the first year of the Performance Period, the Award will be deemed payable (and shall be settled immediately prior to such Change of Control), with the number of Shares payable determined by assuming that the Performance Period ends as of the date of the Change of Control (in connection with such calculation, the words “determined by calculating the average closing stock price during the final forty trading days of the Performance Period” in Section 5(a)(i) above shall be replaced the following words “determined by calculating the average closing stock price during the forty trading days ending on the third business day prior to the date of the Change of Control”).

13. Available Shares. The Corporation agrees that it will at all times during the term of this Agreement reserve and keep available sufficient authorized but unissued or reacquired Shares to satisfy the requirements of this Agreement.

14. Applicable Taxes. In the event the Corporation determines that it is required to withhold state or federal income taxes, social security taxes or any other applicable taxes as a result of the payment of the Shares, the Corporation will satisfy such withholding requirements by withholding of Shares otherwise payable upon the settlement of the Award, which Shares will have a Fair Market Value (determined as of the date when taxes would otherwise be withheld in cash) not in excess of the legally required minimum amount of tax withholding.

15. Relationship to Other Benefits. Performance Shares shall not be taken into account in determining any benefits under any pension, savings, disability, severance, group insurance or any other pay-related plan of the Corporation or its Subsidiaries or Affiliates.

16. Required Deferral. In the event the Award would cause the Employee to qualify as a “covered employee” pursuant to Section 162(m) of the Code, that portion of the Award that would exceed the amount deductible by the Corporation under Section 162(m) of the Code shall be automatically deferred until the Employee’s compensation is no longer subject to Section 162(m) of the Code. Any portion of the Award so deferred shall be converted to Restricted Stock Units (which such Restricted Stock Units, for the avoidance of doubt, shall be deemed outstanding as of immediately prior to any Change in Control so as to be subject to Section 12 of the Plan) and dividend equivalents shall accrue on the Restricted Stock Units (or any replacement thereof issued in accordance with Section 12 of the Plan) and be paid out as additional shares (or any replacements thereof issued in accordance with Section 12 of the Plan) in the first calendar year in which the Corporation reasonably anticipates that deduction of the payment will not be barred by application of Section 162(m) of the Code. Any such deferral of the Award is intended to comply with Section 409A of the Code.

17. Stockholder Rights. Neither the Employee nor the Employee’s beneficiary or representative shall have any rights as a stockholder with respect to any Shares subject to this Agreement until such Shares shall have been issued to the Employee or the Employee’s beneficiary or representative.

18. Transfers, Assignments, Pledges. Except as otherwise provided in this Agreement, the rights and privileges conferred by this Agreement shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Award, or of any right or privilege conferred by this Agreement, contrary to the provisions of this Section 18, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred by this Agreement, the Award and the rights and privileges conferred by this Agreement shall immediately become null and void. However, this Section 18 shall not preclude: (i) an Employee from designating a beneficiary to succeed, after the Employee’s death, to any rights of the Employee or benefits distributable to the Employee under this Agreement not distributed at the time of the Employee’s death; or (ii) a transfer of any Award hereunder by will or the laws of descent or distribution. In that regard, any such rights shall be exercisable by the Employee’s beneficiary, and such benefits shall be distributed to the beneficiary, in accordance with the provisions of this Agreement and the Plan. The beneficiary shall be the named beneficiary or beneficiaries designated by the Employee in writing filed with the Corporation in such form and at such time as the Corporation shall require. If a deceased Employee has not designated a beneficiary, or if the designated beneficiary does not survive the Employee, any benefits distributable to the Employee shall be distributed to the legal representative of the estate of the Employee. If a deceased Employee has designated a beneficiary and the designated beneficiary survives the Employee but dies before the complete distribution of benefits to the designated beneficiary under this Agreement, then any benefits distributable to the designated beneficiary shall be distributed to the legal representative of the estate of the designated beneficiary.

19. No Employment Rights. Nothing in this Agreement shall be construed as giving the Employee the right to be retained as an employee or as impairing the rights of the Corporation or a Subsidiary or an Affiliate to terminate his or her employment at any time, with or without cause.

20. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding.

21. Interpretation/Applicable Law. This Agreement shall be interpreted and construed in a manner consistent with the terms of the Plan and in accordance with the laws of the State of Delaware (without regard to choice of law principles). If there is any discrepancy between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall control.

22. Term of the Agreement. The term of this Agreement shall end upon the earlier of (i) the delivery of all of the Shares or other consideration to be issued in exchange for Performance Shares (and accrued dividend equivalents) or (ii) upon the termination of the Employee’s Service for any reason other than retirement under the Retirement Plan, or the Employee’s Disability or death.

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IN WITNESS WHEREOF, each party has or has caused this Agreement to be executed as of the respective date set forth below.

CORPORATION:

Clearwater Paper Corporation, a Delaware corporation

By:
Name:
Title:
Date:

EMPLOYEE:

[Name of Employee]

Date:

STOCK INCENTIVE PLAN

ADDENDUM TO PERFORMANCE SHARE AGREEMENT

and RESTRICTED STOCK UNIT AGREEMENT

Name of Employee:

1.	Date of Grant:

2.	Target Grant of Performance Shares:
Target Grant of Restricted Stock Units:

3.	Performance Period:

4.	Performance Measure: The performance measure is a comparison of the percentile ranking of Clearwater Paper Corporation’s total stockholder return (TSR), which includes stock price appreciation plus cash dividends paid during the Performance Period, to the TSR performance of a selected peer group of companies listed on Exhibit 1 hereto.

5.	Performance Schedule: The performance schedule displayed on Exhibit 2 shows the percentage of the target grant that will be awarded at the end of the Performance Period depending upon the actual TSR percentile ranking achieved by the Corporation during the Performance Period with regard to the selected peer group.

The RSU award, along with all additional shares attributable to dividend equivalents shall vest on                         .

The Performance Share Agreement and Restricted Stock Unit Agreement are incorporated by reference into this Addendum and the terms of the Performance Share and Restricted Stock Unit Agreements shall be controlling in the event of any discrepancy.

IN WITNESS WHEREOF, the Corporation has caused this Addendum to the Performance Share and Restricted Stock Unit Agreements to be executed on its behalf by its duly authorized representative, and the Employee has executed the same on the date indicated below.

CLEARWATER PAPER CORPORATION

Date:	By:
Vice President, Human Resources

Date:	By:
Employee

Exhibit 1

Peer Companies used to Determine              TSR

Exhibit 2

Performance Schedule

The performance schedule below shows the percentage of the target grant that will be awarded at the end of the Performance Period depending on the actual TSR percentile ranking achieved by Clearwater Paper during the Performance Period.

Ranking Against Peers	Multiplier

percentile or above		%
percentile		%
percentile		%
Below percentile	0%

For performance that is intermediate between percentiles listed in the table, the multiplier shall be determined by interpolation. The resulting multiplier shall be applied to the portion of an individual’s target Performance Shares to determine the ultimate number of Shares payable at the end of the Performance Period.